UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 28, 2017

PURA NATURALS, INC.
(Exact Name of Registrant as Specified in Charter)
COLORADO	000-54888	20-8496798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

23101 Lake Center Drive, Suite 100 Lake Forest, CA 92630
(Address of Principal Executive Offices) (Zip Code)

(855) 326-8537
 (Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

☐ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01      Entry Into a Material Definitive Agreement.

Effective on September 20, 2017, the Company issued a convertible note, in the principal amount of $75,000, bearing interest at the rate of 12% per annum (the "Convertible Note") to EMA Financial, LLC (the "Holder") pursuant to a Securities Purchase Agreement dated as of September 20, 2017. The Convertible Note provides the Holder the right, at any time to convert the outstanding balance of such Convertible Note into shares of the Company's common stock at a price ("Conversion Price") for each share of common stock equal to the lower of: (i) the closing sale price of the Common Stock on the Principal Market on the Trading Day immediately preceding the Closing Date, and (ii) 50% of either the lowest sale price for the Common Stock on the Principal Market during the twenty (20) consecutive Trading Days including and immediately preceding the Conversion Date, or the closing bid price, whichever is lower, provided, however, if the Company's share price at any time loses the bid (ex: 0.0001 on the ask with zero market makers on the bid on level 2, then the Conversion Price may, in the Holder's sole and absolute discretion, be reduced to a fixed conversion price of 0.00001 (if lower than the conversion price otherwise), and provided, that if on the date of delivery of the Conversion Shares to the Holder, or any date thereafter while Conversion Shares are held by the Holder, the closing bid price per share of Common Stock on the Principal Market on the Trading Day on which the Common Shares are traded is less than the sale price per share of Common Stock on the Principal Market on the Trading Day used to calculate the Conversion Price hereunder, then such Conversion Price shall be automatically reduced such that the Conversion Price shall be recalculated using the new low closing bid price ("Adjusted Conversion Price") and shall replace the Conversion Price above, and Holder shall be issued a number of additional shares such that the aggregate number of shares Holder receives is based upon the Adjusted Conversion Price.

The Convertible Note is payable, along with interest thereon, on September 20, 2018.

In the event any principal or interest is not timely paid or another Event of Default, the Convertible Note is immediately due and payable and interest shall accrue at a default interest rate of 24% per annum.

The Holder is prohibited from converting the Convertible Note into shares of the Company's common stock to the extent that such conversion would result in the Holder beneficially owning more than 9.9% of the Company's common stock.

During the first six months in which the Convertible Note is outstanding, the Company shall have the right, exercisable on not less than five (5) Trading Days prior written notice to the Holder of this Note, to prepay or cause to be prepaid by a third party the outstanding balance on this Note (principal and accrued interest), in full.

If the Borrower exercises its right to prepay the Note, the Company shall make payment to the Holder or cause payment to be made to the Holder of an amount in cash equal to one hundred thirty five percent (135%), multiplied by the sum of: the then outstanding principal amount of this Note plus accrued and unpaid interest on the unpaid principal amount of this Note to the Optional Prepayment Date plus Default Interest, if any. If the Borrower delivers an Optional Prepayment Notice and fails to pay or fails to cause to be paid the Optional Prepayment Amount due to the Holder of the Note within two (2) business days following the Optional Prepayment Date, the Borrower shall forever forfeit its right to prepay the Note pursuant to this Section. After the Prepayment Termination Date, the Borrower shall have no right to prepay this Note.

Item 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above is incorporated herein by reference in its entirety.

Item 3.02       Unregistered Sales of Equity Securities.

The following table sets forth the sales of unregistered securities since the Company's last report filed under this item.

Date	Title and Amount (1)	Purchaser	Principal Underwriter	Total Offering Price/Underwriting Discounts

September 20, 2017	EMA Financial, LLC	Private Investor	N/A	75,000/NA

(1)  The issuances to lenders and investors are viewed by the Company as exempt from registration under the Securities Act of 1933, as amended ("Securities Act"), alternatively, as transactions either not involving any public offering, or as exempt under the provisions of Regulation D promulgated by the SEC under the Securities Act.

As of the date of this filing there are 35,774,038 shares of Common Stock issued and outstanding.

Item 9.01      Financial Statements and Exhibits.

Exhibit Number	Description

10.3	Convertible Note dated September 20, 2017, issued to EMA Financial, LLC

10.4	Securities Purchase Agreement, dated September 20, 2017, between the Company and EMA Financial, LLC.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURA NATURALS, INC.
October 2, 2017	By: /s/ Robert Doherty
Robert Doherty Chief Executive Officer